Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-173282

INVESTMENT AND REDEMPTION QUESTIONS

How can funds be added to PremierNotes investments?

You can invest additional funds into an established PremierNotes investment by mailing an investment slip along with a check for $50 or more payable to Duke Energy PremierNotes to:

Duke Energy Premier Notes

P.O. Box 75974

Chicago, IL 60675-5974

Additionally, you may electronically transfer funds into your PremierNotes investment by automated clearing house (ACH) or wire transfer. Contact us at 800-659 DUKE(3853) for more details.

How do I set up an electronic funds transfer?

Set up an electronic funds transfer (ETF) by completing the Change Form, including a voided check and mailing these items to the address listed on the Change Form.

Is there a “hold” placed on my investments?

While funds invested will begin to accrue interest on the day they are posted, they are available for redemption based on how the funds were invested:

—	The initial investment will be available no more than seven business days after the date of credit.
—	Funds invested via a check are available for redemption seven business days after the date of credit.
—	Funds invested via automated clearing house (ACH) transfer are available for redemption five business days after the date of credit.
—

Funds invested via wire transfer before 2 p.m. ET are available for redemption the same business day. Funds invested via wire transfer after 2 p.m. ET are available for redemption on the first business day after date of credit.

—	Funds invested via the automated Social Security investment option are available for redemption the first business day after date of credit.

See the Prospectus for more details on fund redemption options.

Is there a minimum amount required to request a wire transfer?

Any investment or redemption made by wire transfer must be $1,000 or more.

Can my PremierNotes redemption checks be used as electronic checks at a point of sale?

No, the conversion of redemption checks to electronic debit is not permitted.

How can I activate and view my PremierNotes investment activity online?

After your PremierNotes investment is established, you may sign up for online access by calling 800-659-DUKE(3853) and following the automated menu options for “web activation.” You may also call the same phone number to access your PremierNotes investment activity and balance information.

What if my investment falls below the minimum required amount?

If the minimum investment balance of $1,000 is not attained (Duke Energy employee or retirees) or maintained, we may redeem the principal amount of your notes, together with accrued and unpaid interest, and mail the proceeds to your registered address. You will be notified if your notes will be redeemed and you will be given 30 days to provide additional funds to increase your investment to the applicable minimum balance required before your investment is redeemed.

If you have enrolled in the Duke Energy Employee Investment or Duke Energy Retiree Investment options, the minimum required initial investment is only $100 per month until the minimum investment balance of $1,000 is attained. Thereafter, the $1,000 minimum investment balance must be maintained.

What if my investment totals more than the current maximum limit amount?

If the amount of your investment exceeds the maximum for three consecutive months, we may notify you in writing that we intend to redeem the amount of your investment in excess of $250,000. You will then have 30 days to redeem the excess portion of your investment. If you do not do so within a 30-day period, we may redeem the amount we have specified and mail a check to the registered holder of the notes, less any tax withholding, if applicable, and any other fees discussed in the Prospectus.

How often will I receive a statement?

At a minimum, you will receive a statement on a quarterly basis. You will also receive a statement for any month that has electronic transaction activity.

How can I change my address, ownership or titling of my investment?

You may make changes to your address, ownership name, electronic fund transfer information and linked bank account by filling out the appropriate section of the Change Form, which can be found at www.duke-energy.com/premiernotes. You may also request a copy of the Change Form by calling 800-659-DUKE(3853). In order for us to process your request, the Change Form must include the signatures of each authorized signer listed on your PremierNotes investment and may require a medallion signature guarantee. See the Change Form for more details.

Send your completed Change Form to:

Duke Energy PremierNotes

P.O. Box 75708

Chicago IL, 60675-5708

What is a medallion signature guarantee STAMP?

A medallion signature guarantee is also known as a Securities Transfer Agents Medallion Program (STAMP) imprint. STAMP is the official signature guarantee program recognized and approved by the financial industry, and supported and endorsed by the Securities Transfer Association (STA). Transfer agents and others who rely on a signature guarantee from a member of STAMP are protected against loss from wrongful endorsements. The medallion signature guarantee is not to be confused with a notary public.

Why do I need a medallion signature guarantee STAMP?

This process protects you by making it more difficult for someone to forge your signature. It also limits the liability and losses if a signature turns out to be forged, as that liability is on the financial institution that accepted the signature and provided the medallion STAMP.

Where can I get a medallion signature guarantee STAMP?

Please contact your financial institution (bank, credit union or broker dealer) to determine if it is a participant in a medallion signature guarantee program.

Can I add a beneficiary to my PremierNotes investment?

No. PremierNotes is only available to legally established trusts. See the Prospectus, Application Form and Change Form for more details.

How do I order additional checks?

You may order additional checks by logging onto our website, using the reorder stub located in your Premier Notes checkbook or calling us at 800-659-DUKE (3853).

How can I redeem all or a portion of my notes?

You can redeem all or some of your investment by using your PremierNotes redemption checks, sending a written request to Duke Energy PremierNotes at the agent bank’s correspondence address, and using our telephone redemption, wire transfer redemption and directed redemption options.

Are there any fees associated with my notes?

There are no maintenance fees associated with your investment, nor are there charges for your redemption checks (both initial and additional) or using the redemption checks. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by wire transfer. You may also incur a charge in obtaining any applicable signature guarantee.

The following fee schedule applies:

Insufficient funds:	$20
Stop payment requests:	$15
Wire redemptions:	$15
Redemptions for less than $250:	$10
Investment balance less than $1,000:	$10/month

Fees will be debited directly from your investment balance as a partial redemption of your notes. Please see the Prospectus for additional details

Who do I contact with questions or to request additional information?

Please visit www.duke-energy.com/premiernotes for more information, or call 800-659-DUKE(3853) with any questions. Our service agents are available from 8:30 a.m. to 5 p.m. ET, Monday through Friday, except holidays.

Where do I need to send any of these documents once completed?

Duke Energy PremierNotes

P.O. Box 75708

Chicago, Illinois 60675-5708

DUKE ENERGY EMPLOYEES ONLY

How can I change or stop the amount that’s withheld from my paycheck and put into my PremierNotes investment?

Changes to your payroll direct deposit settings can be made through the Duke Energy Employee Portal. Simply visit the Portal, go to Employee Center and click Paycheck. Then click the View My Paycheck button.

Contact us with additional questions about your employee payroll direct deposit. We’re available from 8:30 a.m. to 5 p.m. ET, Monday through Friday, at 800-659-DUKE(3853).

Duke Energy Corporation has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Duke Energy Corporation has filed with the SEC, for more complete information about Duke Energy Corporation and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov or by downloading them from the Duke Energy PremierNotes website. Alternatively, Duke Energy Corporation will arrange to send you a prospectus if you request it by calling toll free at 800-659-DUKE (3853).